Exhibit 23.4

CONSENT OF JON PEDDIE RESEARCH

We hereby consent to the use of our name in the Registration Statement on Form S-1 of Corsair Components, Inc., and any related preliminary prospectuses and prospectuses and any further amendments or supplements thereto (collectively, the “Registration Statement”) and to all references to us, our reports concerning the worldwide PC gaming hardware market (including systems, accessories and upgrades) and the data in those reports appearing in the Registration Statement.

Date: 10/31, 2011	JON PEDDIE RESEARCH

	By:	/s/ Jon G. Peddie
Name: Jon G. Peddie
Title: President